Filed Pursuant to Rule 424(b)(5)
Registration No. 333-277990

Prospectus Supplement

(To Prospectus dated February 2, 2026)

Up to $20,000,000,000 of Common Stock

This prospectus supplement, or Supplement, supplements the prospectus and prospectus supplement, dated February 2, 2026, or the Prospectus, relating to the offer and sale of shares of our common stock from time to time through BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as our sales agents, pursuant to an equity distribution agreement, or Equity Distribution Agreement, entered into with such sales agents on that date.

This Supplement supersedes and replaces the prospectus supplement dated February 3, 2026 relating to the addition of certain additional sales agents under the Equity Distribution Agreement and is being filed to reflect the addition of BNP Paribas Securities Corp., BTIG, LLC, HSBC Securities (USA) Inc., Lloyds Securities Inc., PNC Capital Markets LLC, SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, Intesa Sanpaolo IMI Securities Corp., Mizuho Securities USA LLC, MUFG Securities Americas Inc., Santander US Capital Markets LLC, TD Securities (USA) LLC, BNY Mellon Capital Markets, LLC, CIBC World Markets Corp. and ING Financial Markets LLC as additional sales agents pursuant to joinder agreements to the Equity Distribution Agreement. Accordingly, each reference to the term “sales agent” or “sales agents” in the Prospectus is hereby amended, to the extent appropriate in the context, to include BNP Paribas Securities Corp., BTIG, LLC, HSBC Securities (USA) Inc., Lloyds Securities Inc., PNC Capital Markets LLC, SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, Intesa Sanpaolo IMI Securities Corp., Mizuho Securities USA LLC, MUFG Securities Americas Inc., Santander US Capital Markets LLC, TD Securities (USA) LLC, BNY Mellon Capital Markets, LLC, CIBC World Markets Corp. and ING Financial Markets LLC, LLC, each as an additional sales agent.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the Prospectus, and see Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2026, which is incorporated by reference herein, for a discussion of certain risks that should be considered in connection with an investment in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Securities	BNP PARIBAS	BTIG	Citigroup	Deutsche Bank Securities

Goldman Sachs & Co. LLC	HSBC	J.P. Morgan	Lloyds Securities	PNC Capital Markets LLC

SMBC Nikko	Wells Fargo Securities	IMI – Intesa Sanpaolo	Mizuho	MUFG

Santander	TD Securities	BNY Capital Markets	CIBC Capital Markets	ING

Prospectus Supplement dated June 23, 2026